Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GEVO, INC.

GEVO, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.

The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the first paragraph of Article FOURTH in its entirety and inserting the following in lieu thereof:

“FOURTH: The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 510,000,000, of which 500,000,000 shares shall be Common Stock, having a par value of $0.01 per share (the “Common Stock”), and 10,000,000 shares shall be Preferred Stock, having a par value of $0.01 per share (the “Preferred Stock”).”

2.	The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Gevo, Inc. has caused this Certificate of Amendment to be executed by its authorized officer as of January 28, 2022.

GEVO, INC.

By:	/s/ Geoffrey T. Williams, Jr.
Name:	Geoffrey T. Williams, Jr.
Title:	Vice President – General Counsel and Secretary